UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2011
DELPHI FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11462	13-3427277

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, DE		19899

(Address of principal executive offices)		(ZIP Code)
Registrant’s telephone number, including area code 302-478-5142
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Not applicable.
(e) On February 9, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Delphi Financial Group, Inc. (the “Company”) approved 2010 cash bonus payments in the amounts of $1,750,000 and $1,400,000 to Robert Rosenkranz, the Company’s Chief Executive Officer, and Donald A. Sherman, the Company’s President and Chief Operating Officer, respectively. These approvals were made pursuant to the 2010 performance goals previously adopted by the Committee for Messrs. Rosenkranz and Sherman under the Company’s Annual Incentive Compensation Plan (the “Annual Incentive Plan”). These goals contained various performance elements, each of which, if satisfied, enabled these officers to earn specified percentages of their respective base salaries, subject to the ability of the Committee to exercise negative discretion. These elements included Company operating earnings per share, Company operating return on equity, Company stock performance, performance of the Company’s investment portfolio, the implementation of a new investment or insurance product initiative and the completion of specified capital markets and acquisition transactions.
On February 9, 2011, the Committee approved 2010 cash bonus payments to the following other named executive officers in the following amounts: Lawrence E. Daurelle, President and Chief Executive Officer of the Company’s subsidiary, Reliance Standard Life Insurance Company (“RSL”) — $354,200 and Thomas W. Burghart, the Company’s principal accounting and financial officer — $129,600. These bonuses were paid on a discretionary basis, pursuant to the terms of the RSL 2010 management incentive compensation plan because RSL did not attain the 2010 operating income goal set forth therein.
On February 9, 2011, pursuant to the Company’s Second Amended and Restated Long-Term Performance-Based Incentive Plan (the “LTIP”) and in respect of his performance for 2010, the Committee approved discretionary grants to Mr. Rosenkranz, to be effective on February 18, 2011, of (a) deferred shares of the Company’s Class B Common Stock having an aggregate value of $1,500,000 and (b) options to purchase shares of the Company’s Class B Common Stock having an aggregate value of $4,500,000 at a price per share equal to the closing price of the Company’s Class A Common Stock (the “Class A Stock”) on February 18, 2011 (the “Closing Price”). The numbers of such deferred shares and options will be established based upon the Closing Price. In addition to the provisions of the LTIP, the vesting of such deferred shares is subject to the requirement that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares of stock must occur on or after February 9, 2014. Such requirement will be eliminated with respect to one-third of the number of such deferred shares in three equal annual installments. The options will become exercisable in five equal annual installments.
On February 9, 2011, pursuant to the Company’s 2003 Employee Long-Term Incentive and Share Award Plan and in respect of his performance for 2010, the Committee approved discretionary grants to Mr. Sherman, to be effective on February 18, 2011, of (a) restricted share units of Class A Stock having an aggregate value of $1,200,000 and (b) options to purchase shares of Class A Stock having an aggregate value of $3,600,000 at a price per share equal to the Closing Price. The numbers of such deferred shares and options will be established based upon the Closing Price. The restricted share units vest in three equal annual installments beginning on February 9, 2014, and on other events substantially similar to those vesting events contained in the LTIP. The options will become exercisable in five equal annual installments beginning on February 9, 2012.
On February 9, 2011, the Committee adopted 2011 performance goals for Messrs. Rosenkranz and Sherman pursuant to the Annual Incentive Plan. The performance elements and bonus structure of these goals are substantially similar to those contained in the 2010 performance goals for such officers, as discussed above. On such date, the Committee also approved the levels of the cash bonuses potentially attainable by Messrs. Daurelle and Burghart under the RSL management incentive compensation plan for 2011.
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI FINANCIAL GROUP, INC.
/s/ ROBERT ROSENKRANZ
Robert Rosenkranz
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Date: February 15, 2011